BankFinancial
                                                                     Corporation

FOR IMMEDIATE RELEASE

       BankFinancial Corporation Announces Annual Meeting of Shareholders

Burr Ridge, Illinois - (March 27, 2008) BankFinancial Corporation (Nasdaq -
BFIN) announced today that its 2008 Annual Meeting of Shareholders will be held on June 24, 2008 at 11:00 AM, Chicago, Illinois time. The location of the meeting will be the Willowbrook Holiday Inn, 7800 South Kingery Highway (Route
83), Willowbrook, IL 60527.

     The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2007, the Company had total assets of $1.481 billion, total loans of $1.254 billion, total deposits of $1.074 billion and stockholders' equity of $291 million. As of March 26, 2008, the Company had 21,992,077 million issued and outstanding shares of common stock. The Company's common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com.

For Further Information

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:      Media Inquiries:
Elizabeth A. Doolan,                              Gregg T. Adams,
Senior Vice President - Controller                Executive Vice President -
BankFinancial Corporation                         Marketing & Sales
Telephone: 630-242-7151                           BankFinancial Corporation
                                                  Telephone: 630-242-7234